Exhibit 99.1

Array BioPharma Announces Positive Interim Results for Phase 1 Study of Its HER2 Inhibitor, ARRY-380, in Cancer Patients

BOULDER, Colo.--(BUSINESS WIRE)--December 12, 2009--Array BioPharma Inc. (NASDAQ: ARRY) today announced positive interim results of its novel, small molecule HER2 (ErbB2) inhibitor, ARRY-380, in a Phase 1 trial in advanced cancer patients. These results are being presented at the 2009 San Antonio Breast Cancer Symposium (SABCS). The complete poster (#5111) entitled, “A Phase 1 Study to Assess the Safety, Tolerability and Pharmacokinetics of ARRY-380 - an Oral Inhibitor of ErbB2,” is available as a PDF on Array's website at www.arraybiopharma.com.

Interim results showed that ARRY-380 at doses greater than or equal to 200 mg BID demonstrated evidence of tumor regression in eight out of ten heavily pre-treated patients with HER2 expressing cancers. Of these eight patients, four had prolonged stable disease for 16 weeks or longer. ARRY-380 has been well-tolerated; the predominant adverse events have been Grade 1 and included nausea, rash and fatigue; only minimal diarrhea has been reported. In completed cohorts, no Grade 3 or 4 treatment-related adverse events and no cardiac adverse events have been observed. The maximum tolerated dose of ARRY-380 in this Phase 1 trial has not yet been achieved, and dose escalation is ongoing.

“I am optimistic about this orally available, selective HER2 inhibitor, ARRY-380; to date, it has been well-tolerated and has shown activity in patients previously treated with trastuzumab and lapatinib,” said Stacy Moulder, M.D., Clinical Investigator, M.D. Anderson Cancer Center. “If further clinical testing continues to show positive results, ARRY-380 could provide HER2+ cancer patients a promising new therapy option.”

“Maintaining tumor remission while improving breast cancer patients’ quality of life represents one of the largest commercial opportunities in cancer therapy,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “In this clinical trial, ARRY-380 has been well-tolerated and demonstrated tumor regressions as a monotherapy in several HER2+ tumor types. In preclinical studies, ARRY-380 was superior in reducing tumor size when compared to selective HER2 inhibitors, such as trastuzumab, and was active when combined with other standard-of-care therapies.”

In addition to the clinical results, preclinical data on ARRY-380 were presented at the SABCS: Poster # 5104 “In Vivo Activity of ARRY-380, a Potent, Small Molecule Inhibitor of ErbB2 in Combination with Trastuzumab, Docetaxel or Bevacizumab.” This poster will also be available as a PDF on Array’s website.

About HER2 and ARRY-380

HER2, also known as ErbB2, is a receptor tyrosine kinase that has been found to be amplified in breast cancer and other cancers such as gastric and ovarian. Recently, Herceptin® (trastuzumab), the intravenously-dosed protein inhibitor that modulates HER2, has been approved as an adjuvant to surgery in early stage breast cancer patients; it had already been approved for the treatment of HER2+ metastatic breast cancer. This new indication has significantly expanded the number of breast cancer patients eligible for treatment with an HER2 inhibitor.

ARRY-380 is a potent, orally active small molecule drug that has been well-tolerated to date and selectively inhibits tumor growth in preclinical models of HER2-dependent tumors. ARRY-380 also demonstrated significant dose-related tumor growth inhibition in preclinical models that was superior to Herceptin and Tykerb® (lapatinib) and was additive for tumor growth inhibition in preclinical models when dosed in combination with the standard of care therapeutics such as Herceptin or Taxotere® (docetaxel). Based on its superior preclinical activity, tolerability and pharmacokinetics, a Phase 1 study was initiated, and is ongoing, to evaluate the safety, tolerability and pharmacokinetic profile and to establish the maximum tolerated dose of ARRY-380 as a single agent in patients with solid tumors.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of December 12, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com